Exhibit 3.1

Certificate of Amendment to Articles of Incorporation
of
Alternative Ballistics Corporation
(Pursuant to NRS 78.385 and 78.207)

Pursuant to the provisions of the Nevada Revised Statutes, Alternative Ballistics Corporation, a Nevada corporation (the “Corporation”), adopts the following amendment to its Articles of Incorporation.

Article 3 authorized stock is hereby deleted and replaced as follows:

The total number of shares the Corporation is authorized to issue is Fifty Million (50,000,000) shares of Common Stock, $0.001 par value and Two Million (2,000,000) shares of Preferred Stock, $0.001 par value. The Board of Directors is authorized to designate and adjust the number of shares of any such series of Preferred Stock and to determine and alter the rights, preferences, privileges, and restrictions, granted or imposed upon any current or wholly unissued shares of Preferred Stock.

As of the close of business on August 8, 2025, (4:01 p.m. Eastern Daylight Time) (the “Reverse Split Date”), each 5 shares of Common Stock issued and outstanding immediately prior to the Reverse Split Date (referred to in this paragraph as the “Old Common Stock”) automatically and without any action on the part of the Corporation or any holder thereof will be reclassified and changed into one share of new Common Stock, par value $0.001 per share (referred to in this paragraph as the “New Common Stock”), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates that immediately prior to the Reverse Split Date represented outstanding shares of Old Common Stock (the “Old Certificates”) will be entitled to receive, upon surrender of such Old Certificates to the Corporation for cancellation, a certificate or certificates (the “New Certificates”, whether one or more) representing the number of whole shares (rounded up to the nearest whole share) of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Reverse Split Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued. In lieu of any such fractional shares of New Common Stock, each stockholder with a fractional share will be entitled to receive, upon surrender of Old Certificates to the Corporation for cancellation, a New Certificate representing the number of shares such stockholder would otherwise be entitled to rounded up to the next whole share. If more than one Old Certificates shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation determines that a holder of Old Certificates has not tendered all of his, her or its certificates for exchange, the Corporation shall carry forward any fractional shares until all certificates of that holder have been presented for exchange. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer. From and after the Reverse Split Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be an amount equal to the product of the number of issued and outstanding shares of New Common Stock and the $0.001 par value of each such share.

As of the close of business on August 8, 2025, (4:01 p.m. Eastern Daylight Time) (the “Reverse Split Date”), each 5 shares of Preferred Stock issued and outstanding immediately prior to the Reverse Split Date (referred to in this paragraph as the “Old Preferred Stock”) automatically and without any action on the part of the Corporation or any holder thereof will be reclassified and changed into one share of new Preferred Stock, par value $0.001 per share (referred to in this paragraph as the “New Preferred Stock”), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates that immediately prior to the Reverse Split Date represented outstanding shares of Old Preferred Stock (the “Old Certificates”) will be entitled to receive, upon surrender of such Old Certificates to the Corporation for cancellation, a certificate or certificates (the “New Certificates”, whether one or more) representing the number of whole shares (rounded up to the nearest whole share) of the New Preferred Stock into which and for which the shares of the Old Preferred Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Reverse Split Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Preferred Stock will be issued. In lieu of any such fractional shares of New Preferred Stock, each stockholder with a fractional share will be entitled to receive, upon surrender of Old Certificates to the Corporation for cancellation, a New Certificate representing the number of shares such stockholder would otherwise be entitled to rounded up to the next whole share. If more than one Old Certificates shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Preferred Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation determines that a holder of Old Certificates has not tendered all of his, her or its certificates for exchange, the Corporation shall carry forward any fractional shares until all certificates of that holder have been presented for exchange. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer. From and after the Reverse Split Date, the amount of capital represented by the shares of the New Preferred Stock into which and for which the shares of the Old Preferred Stock are reclassified under the terms hereof shall be an amount equal to the product of the number of issued and outstanding shares of New Preferred Stock and the $0.001 par value of each such share.

In witness whereof, the undersigned being the Chief Executive Officer of Alternative Ballistics Corporation, a Nevada corporation, hereunto affixes his signature this 4th day of August, 2025.

/s/ Steven Luna
Steven Luna, Chief Executive Officer